Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hebron Technology Co., Ltd. on Form F-3 (File No. 333- 222995) of our report dated April 25, 2018 relating to the consolidated balance sheets of Hebron Technology Co., Limited and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2017, which appears in this Annual Report on Form 20-F.

/s/ Friedman LLP

New York, New York

April 25, 2018